AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 3rd day of December, 2015, to the Fund Administration Servicing Agreement, dated as of June 8, 2006, as amended (the “Agreement”), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) on behalf of its separate series listed on Amended Exhibit V attached hereto (as amended from time to time) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the listed series of the Trust to add the O’Shaughnessy Market Leaders Value Fund and the O’Shaughnessy Small Cap Value Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit V is hereby superseded and replaced with Amended Exhibit V attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Douglas G. Hess	By:	/s/ Michael R. McVoy

Printed Name: Douglas G. Hess		Printed Name: Michael R. McVoy

Title: President		Title: Executive Vice President

O’Shaughnessy

Amended Exhibit V to the Advisors Series Trust Fund Administration Servicing Agreement

Name of Series
O’Shaughnessy Small/Mid Cap Growth Fund
O’Shaughnessy Enhanced Dividend Fund
O’Shaughnessy All Cap Core Fund
O’Shaughnessy Global Equity Fund
O’Shaughnessy Emerging Markets Fund
O’Shaughnessy International Equity Fund
O’Shaughnessy Market Leaders Value Fund
O’Shaughnessy Small Cap Value Fund

FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SERVICES FEE SCHEDULE at June, 2010

Domestic and International Funds
Annual Fee Based Upon Assets Per Fund Complex*
$___ on the first $___ (includes ___ funds with one class) - Discount of ___% in the first ___ months and ___% for the next ___ months and ___% in year 3. Additional funds, above the first ___ at $   $___ each

 ___ basis points on the next $___
 ___ basis points on the balance above $___

Additional Classes
■    $___ for each additional class of shares

Advisor Information Source Web Portal
■    $___ /fund per month
■   Specialized projects will be analyzed and an estimate will be provided prior to work being performed

SEC §15(c) Reporting
■    $___ /fund per report – first class
■    $___ /additional class report

Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, daily compliance testing systems expenses, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, certain insurance premiums, expenses from board of directors meetings, third party auditing and legal expenses, conversion expenses (if necessary), and all other out-of-pocket expenses.

Additional Services
Available but not included above are the following services – multiple classes, legal administration, daily fund compliance testing, and daily performance reporting.

Chief Compliance Officer (CCO) Annual Fee*
■    $___ /year per fund, regardless of the number of classes assuming ___ funds
■

Out-Of-Pocket Expenses
Including but not limited to CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.
Fees are billed monthly.
*NOT Subject to annual CPI increase, Milwaukee MSA.

No advisor signature required as the fund administration fees are not changing at December 3, 2015.

O’Shaughnessy